Exhibit 99.1

Antero Resources Reports Second Quarter 2016 Financial Results

Denver, Colorado, August 2, 2016—Antero Resources Corporation (NYSE: AR) (“Antero” or the “Company”) today released its second quarter 2016 financial results. The relevant condensed consolidated financial statements are included in Antero’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, which has been filed with the Securities and Exchange Commission.

Highlights Include:

•                  GAAP net loss of $596 million, or $(2.12) per share, compared to a GAAP net loss of $145 million, or $(0.52) per share in the prior year quarter due to non-cash losses on unsettled hedges of $977 million and $198 million, respectively, driven by increasing commodity prices during each quarter

•                  Adjusted net income of $41 million, or $0.14 per share, representing a 136% increase compared to the prior year quarter

•                  Adjusted EBITDAX of $332 million, a 24% increase compared to the prior year quarter

•                  Net daily production averaged a record 1,762 MMcfe/d, a 19% increase over the prior year quarter and flat sequentially

•                  Included record net daily liquids production of 75,041 Bbl/d, a 63% increase over the prior year quarter and a 10% increase sequentially

•                  Realized natural gas price before hedging averaged $1.93 per Mcf, a $0.02 negative differential to Nymex, with 99% of production priced at favorable markets

•                  Realized natural gas equivalent price including NGLs, oil and hedges averaged $3.95 per Mcfe, a 3% increase over the prior year quarter

Second Quarter 2016 Financial Results

As of June 30, 2016, Antero owned a 62% limited partner interest in Antero Midstream Partners LP’s (“Antero Midstream”).  Antero Midstream’s results are consolidated with Antero’s results.

For the three months ended June 30, 2016, the Company reported a GAAP net loss of $596 million, or $(2.12) per basic and diluted share, compared to a GAAP net loss of $145 million, or $(0.52) per basic and diluted share, in the second quarter of 2015.  The GAAP net loss for the second quarter of 2016 included the following items:

•                  Non-cash loss on unsettled hedges of $977 million due to increasing commodity prices during the quarter

•                  Non-cash equity-based stock compensation expense of $26 million

•                  Impairment of unproved properties of $20 million

Without the effect of these items, the Company’s results for the second quarter of 2016 were as follows:

•                  Adjusted net income of $41 million, or $0.14 per basic and diluted share, a 136% increase compared to the second quarter of 2015

•                  Adjusted EBITDAX of $332 million, a 24% increase compared to the second quarter of 2015

•                  Cash flow from operations before changes in working capital of $269 million, a 29% increase compared to the second quarter of 2015

For a description of adjusted net income, adjusted EBITDAX and cash flow from operations before changes in working capital and reconciliations to their nearest comparable GAAP measures, please read “Non-GAAP Financial Measures.”

Antero’s net daily production for the second quarter of 2016 averaged 1,762 MMcfe/d, including 75,041 Bbl/d of liquids (26% liquids).  Second quarter 2016 production represents an organic production growth rate of 19% from the second quarter of 2015 and flat compared to the first quarter of 2016.  During the second quarter, Antero shut in 7.3 Bcfe, representing 80 MMcfe/d of production for the quarter due to operational downtime in late June at the Sherwood Processing Plant in West Virginia.  Antero currently has no production shut in.  Second quarter 2016 C3+ natural gas liquids (“NGLs”) and oil production averaged 52,424 Bbl/d and 5,244 Bbl/d, respectively, while ethane (C2) production averaged 17,373 Bbl/d. Total liquids production for the second quarter of 2016 represents an organic production growth rate of 63% and 10% from the second quarter of 2015 and first quarter of 2016, respectively.

Antero’s average natural gas price before hedging decreased 12% from the prior year quarter to $1.93 per Mcf, a $0.02 per Mcf negative differential to Nymex, as Nymex natural gas prices decreased 26% from the prior year quarter.  Approximately 99% of Antero’s second quarter 2016 natural gas revenue was realized at currently favorable price indices, including Columbia Gas Transmission (TCO), Chicago, MichCon, Tennessee Gulf and Nymex.  Antero’s average realized natural gas price after hedging for the second quarter of 2016 was $4.31 per Mcf, a $2.36 premium to the Nymex average price for the period.  This represents a 12% increase compared to the prior year quarter.  During the quarter, Antero realized a cash settled natural gas hedge gain of $283 million, or $2.38 per Mcf.

The Company’s average realized C3+ NGL price before hedging for the second quarter of 2016 was $17.08 per barrel, or 38% of the Nymex WTI oil price, which represents a 5% increase as compared to the prior year quarter.  Average realized oil price was $35.08 per barrel, a 20% decrease as compared to the second quarter of 2015 due to a 21% decrease in the Nymex WTI oil price.  Antero’s average realized ethane price for the second quarter of 2016 was $8.36 per barrel, or $0.20 per gallon.  Antero’s average realized C3+ NGL price including hedges was $18.98 per barrel, or $0.45 per gallon, a 3% decrease as compared to the second quarter of 2015.

Antero’s average natural gas-equivalent price including C2+ NGLs and oil, but excluding hedge settlements, decreased from the prior year quarter by 11% to $2.13 per Mcfe due to a 21% decline in Nymex WTI and a 26% decline in Nymex natural gas prices.  The Company’s average natural gas-equivalent price, including C2+ NGLs, oil and hedge settlements, increased by 3% to $3.95 per Mcfe for the second quarter of 2016 as compared to the second quarter of 2015.  For the second quarter of 2016, Antero realized a hedge settlement gain of $293 million, or $1.82 per Mcfe.

Total operating revenue for the second quarter of 2016 was $(249) million as compared to $377 million for the second quarter of 2015.  Operating revenue for the second quarter of 2016 included a $977 million non-cash loss on unsettled hedges, while the second quarter of 2015 included a $198 million non-cash loss on unsettled hedges.  In both periods, the non-cash loss on unsettled hedges was driven by increasing natural gas prices during the period.  Revenue excluding the unrealized hedge loss was $728 million, a 27% increase compared to the second quarter of 2015.  Liquids production contributed 33% of total revenue before hedges in the second quarter of 2016, as compared to a 25% contribution for the prior year quarter.  For a reconciliation of revenue excluding unrealized hedge (gains) losses to operating revenue, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Marketing revenue for the second quarter of 2016 was $91 million.  Antero’s marketing revenue was primarily associated with the sale of third party gas purchased to utilize the Company’s excess firm transportation capacity on the Tennessee Gas Pipeline.  Marketing expense for the second quarter of 2016 was $126 million.  The largest components of marketing expense were the costs related to excess capacity and the cost of purchasing third party gas.  Combining the two, net marketing expense was $35 million or $0.22 per Mcfe for the second quarter of 2016.  For the second half of 2016, due to a third party contractual commitment effective July, 1, 2016, Antero has released to a third party certain unutilized firm transportation capacity and the costs associated with the unutilized capacity.  As a result of the reduction in marketing expense, Antero expects net marketing expense to decrease to a range of $0.10 to $0.15 per Mcfe for the second half of 2016.

Per unit cash production expense (lease operating, gathering, compression, processing, transportation, and production tax) for the second quarter of 2016 was $1.48 per Mcfe, a 2% increase compared to $1.45 per Mcfe in the prior year quarter.  The per unit cash production expense for the quarter included $0.08 per Mcfe for lease operating costs, $1.29 per Mcfe for gathering, compression, processing and transportation costs and $0.11 per Mcfe for production and ad valorem taxes.  Per unit general and administrative expense for the second quarter of 2016, excluding non-cash equity-based compensation expense, was $0.21 per Mcfe, a 9% decrease from the second quarter of 2015.  The significant per unit decrease in general and administrative expenses was primarily driven by the increase in production.  Per unit depreciation, depletion and amortization expense decreased 6% from the prior year quarter to $1.23 per Mcfe, primarily driven by lower development costs.

Adjusted EBITDAX of $332 million for the second quarter of 2016 represents a 24% increase compared to the prior year quarter.  Adjusted EBITDAX margin for the quarter was $2.06 per Mcfe, representing a 4% increase from the prior year quarter.  For the second quarter of 2016, cash flow from operations before changes in working capital was $269 million, a 29% increase from the prior year quarter.

For a description of adjusted EBITDAX, adjusted EBITDAX margin, and cash flow from operations before changes in working capital and reconciliations to their nearest comparable GAAP measures, please read “Non-GAAP Financial Measures.”

Antero Midstream Financial Results

Antero Midstream results were released today and are available at www.anteromidstream.com.

Low pressure gathering volumes for the second quarter of 2016 averaged 1,353 MMcf/d, a 40% increase from the second quarter of 2015 and a 4% increase sequentially.  High pressure gathering volumes for the second quarter of 2016 averaged 1,253 MMcf/d, a 5% increase from the second quarter of 2015 and a 3% increase sequentially.  Compression volumes for the second quarter of 2016 averaged 658 MMcf/d, a 45% increase from the second quarter of 2015 and a 9% increase sequentially.  The increase in gathering and compression volumes was due to production growth from Antero in Antero Midstream’s area of dedication.  Condensate gathering volumes averaged 1,983 Bbl/d during the quarter, a 34% decrease compared to the prior year quarter and a 33% decrease sequentially. The sequential decrease in condensate gathering volumes was driven by Antero shifting Ohio Utica Shale development from its Highly-Rich Gas/Condensate area to higher rate of return drilling in the Highly-Rich Gas area, as well as the shifting of Antero Resources’ development program to the Marcellus Shale from the Utica Shale, due to firm transportation constraints to premium markets in the Utica Shale.  Fresh water delivery volumes averaged 105,379 Bbl/d during the quarter, an 11% increase compared to the prior year quarter and an 8% increase sequentially.  The increase in fresh water delivery volumes was driven by operational efficiencies leading to accelerated Marcellus completions and an increase in the average water used per foot in completions to 41 barrels, a 25% increase as compared to 2015 and an 11% increase compared to the first quarter of 2016.

For the three months ended June 30, 2016, the Partnership reported revenues of $137 million. Revenues increased 55% compared to the prior year quarter, primarily driven by the startup of produced water handling and high rate transfer services in the first quarter of 2016.  Direct operating expenses for the three months ended June 30, 2016 were $43 million.  Direct operating expenses increased 138% year over year, driven primarily by the inclusion of produced water handling and high rate water transfer services, as well as the expansion of Antero Midstream’s gathering and compression and fresh water delivery assets to support the production growth of Antero Resources.  General and administrative expenses were $7 million during the second quarter of 2016, an increase of 17% compared to the second quarter of 2015. Total cash and non-cash operating expenses were $84 million, including $24 million of depreciation, $7 million of equity-based compensation, and $3 million of accretion of contingent acquisition consideration.

The Board of Directors of Antero Resources Midstream Management LLC, the general partner of Antero Midstream, declared a cash distribution of $0.25 per unit ($1.00 per unit annualized) for the second quarter of 2016. The distribution represents a 32% increase compared to the prior year quarter and a 6% increase sequentially.  The distribution is Antero Midstream’s sixth consecutive quarterly distribution increase since its initial public offering in November 2014 and will be payable on August 24, 2016 to unitholders of record as of August 10, 2016.

Balance Sheet and Liquidity

As of June 30, 2016, Antero’s consolidated total debt and consolidated net debt were $4.2 billion, of which $900 million were borrowings outstanding under the Company’s and Antero Midstream’s revolving credit facilities.  Total lender commitments under these two facilities are currently $5.5 billion.  Including $708 million in letters of credit outstanding, the company had $3.9 billion in available consolidated liquidity as of June 30, 2016.  For a reconciliation of consolidated net debt to consolidated total debt, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Second Quarter 2016 Capital Spending

Antero’s drilling and completion costs for the three months ended June 30, 2016 were $315 million.  In addition, the Company invested $30 million for land and $1 million in other capital projects.  Antero Midstream invested $48 million for gathering and compression systems and $42 million for water infrastructure projects including $33 million on the Antero Clearwater treatment facility during the quarter.

Hedge Position

Antero currently has hedged 3.4 Tcfe of future natural gas equivalent production using fixed price swaps covering the period from July 1, 2016 through December 31, 2022 at an average index price of $3.71 per MMBtu.

The following table summarizes Antero’s hedge positions held as of June 30, 2016:

Period	Natural Gas MMBtu/d	Average Index price ($/MMBtu)	Liquids Bbl/d	Average Index price

3Q 2016:
TCO	60,000	$4.81	—	—
Nymex HH	1,110,000	$3.44	—	—
Dom South	272,500	$5.24	—	—
CGTLA	170,000	$4.03	—	—
Propane MB ($/Gallon)	—	—	30,000	$0.58
3Q 2016 Total	1,612,500	$3.86	30,000	$0.58

4Q 2016:
TCO	60,000	$5.01	—	—
Nymex HH	1,110,000	$3.57	—	—
Dom South	272,500	$5.47	—	—
CGTLA	170,000	$4.20	—	—
Propane MB ($/Gallon)	—	—	30,000	$0.61
4Q 2016 Total	1,612,500	$4.01	30,000	$0.61
2017:
Nymex HH	1,370,000	$3.39	—	—
CGTLA	420,000	$4.27	—	—
Chicago	70,000	$4.57	—	—
Propane MB ($/Gallon)	—	—	31,500	$0.42
2017 Total	1,860,000	$3.63	31,500	$0.42
2018	2,002,500	$3.91	2,000	$0.65
2019	2,330,000	$3.70	—	—
2020	1,377,500	$3.66	—	—
2021	630,000	$3.36	—	—
2022	120,000	$3.24	—	—

Conference Call

A conference call is scheduled on Wednesday, August 3, 2016 at 9:00 am MT to discuss the results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 888-347-8204 (U.S.), 855-669-9657 (Canada), or 412-902-4229 (International) and reference “Antero Resources”.  A telephone replay of the call will be available until Friday, August 12, 2016 at 9:00 am MT at 877-870-5176 (U.S.) or 858-384-5517 (International) using the passcode 10086424.

A simultaneous webcast of the call may be accessed over the internet at www.anteroresources.com.  The webcast will be archived for replay on the Company’s website until Friday, August 12, 2016 at 9:00 am MT.

Presentation

An updated presentation will be posted to the Company’s website before the August 3, 2016 conference call.  The presentation can be found at www.anteroresources.com on the homepage.  Information on the Company’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Revenue excluding unrealized hedge (gains) losses as set forth in this release represents total operating revenue adjusted for unsettled hedge (gains) and losses.  Antero believes that revenue excluding unrealized hedge (gains) losses is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Revenue excluding unrealized hedge (gains) losses is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for total operating revenue as an indicator of financial performance.  The following table reconciles total operating revenue to revenue excluding unrealized hedge (gains) losses (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2015	2016	2015	2016

Total operating revenue	$376,714	$(249,198)	$1,606,401	$471,806
Hedge (gains) losses	2,227	684,634	(757,327)	404,710
Cash receipts for settled hedges	195,880	292,500	380,720	616,847
Revenue excluding unrealized hedge (gains) losses	$574,821	$727,936	$1,229,794	$1,493,363

Adjusted net income as set forth in this release represents net income (loss), adjusted for certain items.  Antero believes that adjusted net income is useful to investors in evaluating operational trends of the Company and its performance relative to other oil and gas producing companies.  Adjusted net income is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for net income (loss) as an indicator of financial performance.  The following table reconciles net income (loss) to adjusted net income (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2015	2016	2015	2016

Net income (loss)	$(145,373)	$(596,244)	$249,058	$(601,299)
Non-cash commodity derivative (gains) losses on unsettled derivatives	198,107	977,134	(376,607)	1,021,557
Impairment of unproved properties	26,339	19,944	34,916	35,470
Equity-based compensation	27,582	25,816	55,365	49,286
Contract termination and rig stacking	1,937	—	10,902	—
Income tax effect of reconciling items	(91,307)	(385,928)	114,324	(417,401)
Adjusted net income	$17,285	$40,722	$87,958	$87,613

Cash flow from operations before changes in working capital as presented in this release represents net cash provided by operating activities before changes in working capital.  Cash flow from operations before changes in working capital is widely accepted by the investment community as a financial indicator of an oil and gas company’s ability to generate cash to internally fund exploration and development activities and to service debt.  Cash flow from operations before changes in working capital is also useful because it is widely used by professional research analysts in valuing, comparing, rating and providing investment recommendations of companies in the oil and gas exploration and production industry.  In turn, many investors use this published research in making investment decisions.  Cash flow from operations before changes in working capital is not a measure of financial performance under GAAP and should not be considered in isolation or as a substitute for cash flows from operating, investing, or financing activities, as an indicator of cash flows, or as a measure of liquidity.

The following table reconciles net cash provided by operating activities to cash flow from operations before changes in working capital as used in this release (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2015	2016	2015	2016

Net cash provided by operating activities	$243,668	$238,538	$595,108	$578,706
Net change in working capital	(35,361)	30,218	(94,344)	(18,612)
Cash flow from operations before changes in working capital	$208,307	$268,756	$500,764	$560,094

The following table reconciles consolidated total debt to consolidated net debt as used in this release (in thousands):

	December 31,	June 30,
	2015	2016

Bank credit facilities	$1,327,000	$900,000
6.00% senior notes due 2020	525,000	525,000
5.375% senior notes due 2021	1,000,000	1,000,000
5.125% senior notes due 2022	1,100,000	1,100,000
5.625% senior notes due 2023	750,000	750,000
Net unamortized premium	6,513	5,974
Net unamortized debt issuance costs	(39,731)	(36,960)
Consolidated total debt	$4,668,782	$4,244,014
Cash and cash equivalents	23,473	28,251
Consolidated net debt	$4,645,309	$4,215,763

Adjusted EBITDAX is a non-GAAP financial measure that the Company defines as net income (loss) from continuing operations including noncontrolling interest after adjusting for those items shown in the table below.  Adjusted EBITDAX, as used and defined by the Company, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP.  Adjusted EBITDAX should not be considered in isolation or as a substitute for operating income, net income, cash flows from operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.  Adjusted EBITDAX provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position.  Adjusted EBITDAX does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital, income taxes, franchise taxes, exploration expenses, and other commitments and obligations.  However, Antero’s management team believes adjusted EBITDAX is useful to an investor in evaluating the Company’s financial performance because this measure:

•                  is widely used by investors in the oil and gas industry to measure a company’s operating performance without regard to items excluded from the calculation of such term, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired, among other factors;

•                  helps investors to more meaningfully evaluate and compare the results of Antero’s operations from period to period by removing the effect of its capital structure from its operating structure; and

•                  is used by the Company’s management team for various purposes, including as a measure of operating performance, in presentations to its board of directors, as a basis for strategic planning and forecasting and by its lenders pursuant to covenants under its credit facility and the indentures governing the Company’s senior notes.

There are significant limitations to using adjusted EBITDAX as a measure of performance, including the inability to analyze the effect of certain recurring and non-recurring items that materially affect Antero’s net income, the lack of comparability of results of operations of different companies and the different methods of calculating adjusted EBITDAX reported by different companies.  The following tables represent a reconciliation of the Company’s net income (loss) from continuing operations including noncontrolling interest to adjusted EBITDAX, a reconciliation of adjusted EBITDAX to net cash provided by operating activities and a reconciliation of realized price before cash receipts for settled hedges to adjusted EBITDAX margin (in thousands except adjusted EBITDAX margin).

	Three months ended June 30,		Six months ended June 30,
	2015	2016	2015	2016

Net income (loss) from continuing operations including noncontrolling interest	$(139,483)	$(575,490)	$259,688	$(564,840)
Commodity derivative (gains) losses	2,227	684,634	(757,327)	404,710
Gains on settled derivative instruments	195,880	292,500	380,720	616,847
Interest expense	59,823	62,595	113,008	125,879
Income tax expense (benefit)	(84,089)	(376,494)	163,249	(371,679)
Depreciation, depletion, amortization, and accretion	177,454	197,982	360,154	390,162
Impairment of unproved properties	26,339	19,944	34,916	35,470
Exploration expense	628	1,109	1,999	2,123
Equity-based compensation expense	27,582	25,816	55,365	49,286
Equity in earnings of unconsolidated affiliate	—	(484)	—	(484)
State franchise taxes	(106)	—	129	39
Contract termination and rig stacking	1,937	—	10,902	—
Total Adjusted EBITDAX	268,192	332,112	622,803	687,513
Interest expense	(59,823)	(62,595)	(113,008)	(125,879)
Exploration expense	(628)	(1,109)	(1,999)	(2,123)
Changes in current assets and liabilities	35,361	(30,218)	94,344	18,612
State franchise taxes	106	—	(129)	(39)
Other non-cash items	460	348	(6,903)	622
Net cash provided by operating activities	$243,668	$238,538	$595,108	$578,706

	Three months ended June 30,		Six months ended June 30,
	2015	2016	2015	2016
Adjusted EBITDAX margin ($ per Mcfe):
Realized price before cash receipts for settled hedges	$2.40	$2.13	$2.72	$2.12
Gathering, compression, and water handling revenues	0.04	0.02	0.03	0.02
Lease operating expense	(0.05)	(0.08)	(0.05)	(0.07)
Gathering, compression, processing and transportation costs	(1.23)	(1.29)	(1.23)	(1.29)
Marketing, net	(0.22)	(0.22)	(0.17)	(0.23)
Production taxes	(0.17)	(0.11)	(0.17)	(0.11)
General and administrative(1)	(0.23)	(0.21)	(0.23)	(0.21)
Adjusted EBITDAX margin before settled hedges	0.54	0.24	0.90	0.23
Cash receipts for settled hedges	1.45	1.82	1.42	1.93
Adjusted EBITDAX margin ($ per Mcfe):	$1.99	$2.06	$2.32	$2.16

(1)        Excludes equity-based stock compensation that is included in G&A

Antero Resources is an independent natural gas and oil company engaged in the acquisition, development and production of unconventional liquids-rich natural gas properties located in the Appalachian Basin in West Virginia, Ohio and Pennsylvania. The Company’s website is located at www.anteroresources.com.

This release includes “forward-looking statements”.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Antero’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments the Company expects, believes or anticipates will or may occur in the future, such as those regarding future production targets, completion of natural gas or natural gas liquids transportation projects, future earnings, future capital spending plans, improved and/or increasing capital efficiency, continued utilization of existing infrastructure, gas marketability, maximized realized natural gas and natural gas liquids prices, acreage quality, access to multiple gas markets, expected drilling and development plans, future financial position, future technical improvements and future marketing opportunities, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All forward-looking statements speak only as of the date of this release. Although Antero believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.

Antero cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to, commodity price volatility, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating natural gas and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Antero’s Annual Report on Form 10-K for the year ended December 31, 2015.

For more information, contact Michael Kennedy — SVP — Finance, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO RESOURCES CORPORATION

Condensed Consolidated Balance Sheets

December 31, 2015 and June 30, 2016

(unaudited)

(In thousands, except per share amounts)

	December 31, 2015	June 30, 2016
Assets
Current assets:
Cash and cash equivalents	$23,473	28,251
Accounts receivable, net of allowance for doubtful accounts of $1,195 in 2015 and 2016	79,404	71,606
Accrued revenue	128,242	133,479
Derivative instruments	1,009,030	429,920
Other current assets	8,087	6,528
Total current assets	1,248,236	669,784
Property and equipment:
Natural gas properties, at cost (successful efforts method):
Unproved properties	1,996,081	1,984,515
Proved properties	8,211,106	8,794,515
Water handling and treatment systems	565,616	655,251
Gathering systems and facilities	1,502,396	1,596,460
Other property and equipment	46,415	44,919
	12,321,614	13,075,660
Less accumulated depletion, depreciation, and amortization	(1,589,372)	(1,977,790)
Property and equipment, net	10,732,242	11,097,870
Derivative instruments	2,108,450	1,673,907
Other assets	26,565	117,219
Total assets	$14,115,493	13,558,780

Liabilities and Equity
Current liabilities:
Accounts payable	$364,160	211,106
Accrued liabilities	194,076	201,320
Revenue distributions payable	129,949	135,054
Derivative instruments	—	2,726
Other current liabilities	19,085	19,226
Total current liabilities	707,270	569,432
Long-term liabilities:
Long-term debt	4,668,782	4,244,014
Deferred income tax liability	1,370,686	1,063,331
Derivative instruments	—	5,179
Other liabilities	82,077	75,925
Total liabilities	6,828,815	5,957,881
Commitments and contingencies
Equity:
Stockholders’ equity:
Preferred stock, $0.01 par value; authorized - 50,000 shares; none issued	—	—
Common stock, $0.01 par value; authorized - 1,000,000 shares; issued and outstanding 277,036 shares and 304,158 shares, respectively	2,770	3,042
Additional paid-in capital	4,122,811	5,022,848
Accumulated earnings	1,808,811	1,207,512
Total stockholders’ equity	5,934,392	6,233,402
Noncontrolling interest in consolidated subsidiary	1,352,286	1,367,497
Total equity	7,286,678	7,600,899
Total liabilities and equity	$14,115,493	13,558,780

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Loss

Three Months Ended June 30, 2015 and 2016

(unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2015	2016
Revenue:
Natural gas sales	$242,065	229,787
Natural gas liquids sales	59,525	94,713
Oil sales	23,032	16,740
Gathering, compression, and water handling and treatment	4,490	3,294
Marketing	49,829	90,902
Commodity derivative fair value losses	(2,227)	(684,634)
Total revenue	376,714	(249,198)
Operating expenses:
Lease operating	6,673	12,043
Gathering, compression, processing, and transportation	166,669	206,060
Production and ad valorem taxes	22,519	17,458
Marketing	79,053	125,977
Exploration	628	1,109
Impairment of unproved properties	26,339	19,944
Depletion, depreciation, and amortization	177,046	197,362
Accretion of asset retirement obligations	408	620
General and administrative (including equity-based compensation expense of $27,582 and $25,816 in 2015 and 2016, respectively)	59,191	60,102
Contract termination and rig stacking	1,937	—
Total operating expenses	540,463	640,675
Operating loss	(163,749)	(889,873)
Other income (expenses):
Equity in earnings of unconsolidated affiliate	—	484
Interest	(59,823)	(62,595)
Total other expenses	(59,823)	(62,111)
Loss before income taxes	(223,572)	(951,984)
Provision for income tax benefit	84,089	376,494
Net loss and comprehensive loss including noncontrolling interest	(139,483)	(575,490)
Net income and comprehensive income attributable to noncontrolling interest	5,890	20,754
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(145,373)	(596,244)

Loss per common share	$(0.52)	(2.12)

Loss per common share—assuming dilution	$(0.52)	(2.12)

Weighted average number of shares outstanding:
Basic	277,003	281,786
Diluted	277,003	281,786

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Six Months Ended June 30, 2015 and 2016

(unaudited)

(In thousands, except per share amounts)

	Six Months Ended June 30,
	2015	2016
Revenue:
Natural gas sales	$557,007	484,563
Natural gas liquids sales	138,311	167,778
Oil sales	35,489	26,919
Gathering, compression, and water handling and treatment	10,658	7,138
Marketing	107,609	190,118
Commodity derivative fair value gains (losses)	757,327	(404,710)
Total revenue	1,606,401	471,806
Operating expenses:
Lease operating	14,775	23,336
Gathering, compression, processing, and transportation	330,331	414,798
Production and ad valorem taxes	46,737	36,742
Marketing	152,402	263,910
Exploration	1,999	2,123
Impairment of unproved properties	34,916	35,470
Depletion, depreciation, and amortization	359,346	388,944
Accretion of asset retirement obligations	808	1,218
General and administrative (including equity-based compensation expense of $55,365 and $49,286 in 2015 and 2016, respectively)	118,240	116,389
Contract termination and rig stacking	10,902	—
Total operating expenses	1,070,456	1,282,930
Operating income (loss)	535,945	(811,124)
Other income (expenses):
Equity in earnings of unconsolidated affiliate	—	484
Interest	(113,008)	(125,879)
Total other expenses	(113,008)	(125,395)
Income (loss) before income taxes	422,937	(936,519)
Provision for income tax (expense) benefit	(163,249)	371,679
Net income (loss) and comprehensive income (loss) including noncontrolling interest	259,688	(564,840)
Net income and comprehensive income attributable to noncontrolling interest	10,630	36,459
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$249,058	(601,299)

Earnings (loss) per common share	$0.92	(2.15)

Earnings (loss) per common share—assuming dilution:	$0.92	(2.15)

Weighted average number of shares outstanding:
Basic	271,181	279,418
Diluted	271,192	279,418

ANTERO RESOURCES CORPORATION

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2015 and 2016

(unaudited)

(In thousands)

	Six Months Ended June 30,
	2015	2016
Cash flows from operating activities:
Net income (loss) including noncontrolling interest	$259,688	(564,840)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, amortization, and accretion	360,154	390,162
Impairment of unproved properties	34,916	35,470
Derivative fair value (gains) losses	(757,327)	404,710
Gains on settled derivatives	380,720	616,848
Deferred income tax expense (benefit)	163,249	(371,679)
Equity-based compensation expense	55,365	49,286
Equity in earnings of unconsolidated affiliate	—	(484)
Other	3,999	621
Changes in current assets and liabilities:
Accounts receivable	(2,987)	7,798
Accrued revenue	66,091	(5,237)
Other current assets	1,047	1,559
Accounts payable	4,579	3,430
Accrued liabilities	15,417	6,431
Revenue distributions payable	8,529	5,105
Other current liabilities	1,668	(474)
Net cash provided by operating activities	595,108	578,706
Cash flows used in investing activities:
Additions to unproved properties	(131,683)	(58,195)
Drilling and completion costs	(1,009,421)	(709,974)
Additions to water handling and treatment systems	(34,076)	(78,625)
Additions to gathering systems and facilities	(200,045)	(97,300)
Additions to other property and equipment	(2,794)	(1,296)
Investment in unconsolidated affiliate	—	(45,044)
Change in other assets	(759)	(47,925)
Proceeds from asset sales	40,000	—
Net cash used in investing activities	(1,338,778)	(1,038,359)
Cash flows from financing activities:
Issuance of common stock	537,693	752,599
Proceeds from sale of common units of Antero Midstream Partners LP held by Antero Resources Corporation	—	178,000
Issuance of senior notes	750,000	—
Repayments on bank credit facilities, net	(612,000)	(427,000)
Payments of deferred financing costs	(15,254)	(96)
Distributions to noncontrolling interest in consolidated subsidiary	(12,617)	(31,681)
Employee tax withholding for settlement of equity compensation awards	(4,513)	(4,819)
Other	(2,332)	(2,572)
Net cash provided by financing activities	640,977	464,431
Net increase (decrease) in cash and cash equivalents	(102,693)	4,778
Cash and cash equivalents, beginning of period	245,979	23,473
Cash and cash equivalents, end of period	$143,286	28,251

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$103,133	121,128
Supplemental disclosure of noncash investing activities:
Decrease in accounts payable and accrued liabilities for additions to property and equipment	$(210,217)	(155,671)

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the three months ended June 30, 2015 compared to the three months ended June 30, 2016:

	Three Months Ended June 30,		Amount of Increase	Percent
(in thousands)	2015	2016	(Decrease)	Change
Operating revenues:
Natural gas sales	$242,065	$229,787	$(12,278)	(5)%
NGLs sales	59,525	94,713	35,188	59%
Oil sales	23,032	16,740	(6,292)	(27)%
Gathering, compression, and water handling and treatment	4,490	3,294	(1,196)	(27)%
Marketing	49,829	90,902	41,073	82%
Commodity derivative fair value losses	(2,227)	(684,634)	(682,407)	30,642%
Total operating revenues	376,714	(249,198)	(625,912)	* %
Operating expenses:
Lease operating	6,673	12,043	5,370	80%
Gathering, compression, processing, and transportation	166,669	206,060	39,391	24%
Production and ad valorem taxes	22,519	17,458	(5,061)	(22)%
Marketing	79,053	125,977	46,924	59%
Exploration	628	1,109	481	77%
Impairment of unproved properties	26,339	19,944	(6,395)	(24)%
Depletion, depreciation, and amortization	177,046	197,362	20,316	11%
Accretion of asset retirement obligations	408	620	212	52%
General and administrative (before equity-based compensation)	31,609	34,286	2,677	8%
Equity-based compensation	27,582	25,816	(1,766)	(6)%
Contract termination and rig stacking	1,937	—	(1,937)	*
Total operating expenses	540,463	640,675	100,212	19%
Operating loss	(163,749)	(889,873)	(726,124)	443%

Other earnings (expenses):
Equity in earnings of unconsolidated affiliate	—	484	484	* %
Interest expense	(59,823)	(62,595)	(2,772)	5%
Loss before income taxes	(223,572)	(951,984)	(728,412)	326%
Income tax benefit	84,089	376,494	292,405	348%
Net loss and comprehensive loss including noncontrolling interest	(139,483)	(575,490)	(436,007)	313%
Net income and comprehensive income attributable to noncontrolling interest	5,890	20,754	14,864	252%
Net loss and comprehensive loss attributable to Antero Resources Corporation	$(145,373)	$(596,244)	$(450,871)	310%

Adjusted EBITDAX	$268,192	$332,112	$63,920	24%

	Three Months Ended June 30,		Amount of Increase	Percent
	2015	2016	(Decrease)	Change
Production data:
Natural gas (Bcf)	110	119	9	9%
C2 Ethane (MBbl)	—	1,581	1,581	*
C3+ NGLs (MBbl)	3,655	4,771	1,116	31%
Oil (MBbl)	523	477	(46)	(9)%
Combined (Bcfe)	135	160	25	19%
Daily combined production (MMcfe/d)	1,484	1,762	278	19%
Average prices before effects of derivative settlements:
Natural gas (per Mcf)	$2.20	$1.93	$(0.27)	(12)%
C2 Ethane (per Bbl)	$—	$8.36	$8.36	*
C3+ NGLs (per Bbl)	$16.29	$17.08	$0.79	5%
Oil (per Bbl)	$44.06	$35.08	$(8.98)	(20)%
Combined (per Mcfe)	$2.40	$2.13	$(0.27)	(11)%
Average realized prices after effects of derivative settlements:
Natural gas (per Mcf)	$3.86	$4.31	$0.45	12%
C2 Ethane (per Bbl)	$—	$8.36	$8.36	*
C3+ NGLs (per Bbl)	$19.51	$18.98	$(0.53)	(3)%
Oil (per Bbl)	$47.33	$35.08	$(12.25)	(26)%
Combined (per Mcfe)	$3.85	$3.95	$0.10	3%
Average Costs (per Mcfe):
Lease operating	$0.05	$0.08	$0.03	60%
Gathering, compression, processing, and transportation	$1.23	$1.29	$0.06	5%
Production and ad valorem taxes	$0.17	$0.11	$(0.06)	(35)%
Marketing, net	$0.22	$0.22	$—	—%
Depletion, depreciation, amortization, and accretion	$1.31	$1.23	$(0.08)	(6)%
General and administrative (before equity-based compensation)	$0.23	$0.21	$(0.02)	(9)%

*Not meaningful or applicable

ANTERO RESOURCES CORPORATION

The following tables set forth selected operating data for the six months ended June 30, 2015 compared to the six months ended June 30, 2016:

	Six Months Ended June 30,		Amount of Increase	Percent
(in thousands)	2015	2016	(Decrease)	Change
Operating revenues:
Natural gas sales	$557,007	$484,563	$(72,444)	(13)%
NGLs sales	138,311	167,778	29,467	21%
Oil sales	35,489	26,919	(8,570)	(24)%
Gathering, compression, and water handling and treatment	10,658	7,138	(3,520)	(33)%
Marketing	107,609	190,118	82,509	77%
Commodity derivative fair value gains (losses)	757,327	(404,710)	(1,162,037)	(153)%
Total operating revenues	1,606,401	471,806	(1,134,595)	(71)%
Operating expenses:
Lease operating	14,775	23,336	8,561	58%
Gathering, compression, processing, and transportation	330,331	414,798	84,467	26%
Production and ad valorem taxes	46,737	36,742	(9,995)	(21)%
Marketing	152,402	263,910	111,508	73%
Exploration	1,999	2,123	124	6%
Impairment of unproved properties	34,916	35,470	554	2%
Depletion, depreciation, and amortization	359,346	388,944	29,598	8%
Accretion of asset retirement obligations	808	1,218	410	51%
General and administrative (before equity-based compensation)	62,875	67,103	4,228	7%
Equity-based compensation	55,365	49,286	(6,079)	(11)%
Contract termination and rig stacking	10,902	—	(10,902)	*
Total operating expenses	1,070,456	1,282,930	212,474	20%
Operating income (loss)	535,945	(811,124)	(1,347,069)	* %

Other earnings (expenses):
Equity in earnings of unconsolidated affiliate	—	484	484	* %
Interest expense	(113,008)	(125,879)	(12,871)	11%
Income (loss) before income taxes	422,937	(936,519)	(1,359,456)	* %
Income tax (expense) benefit	(163,249)	371,679	534,928	* %
Net income (loss) and comprehensive income (loss) including noncontrolling interest	259,688	(564,840)	(824,528)	* %
Net income and comprehensive income attributable to noncontrolling interest	10,630	36,459	25,829	243%
Net income (loss) and comprehensive income (loss) attributable to Antero Resources Corporation	$249,058	$(601,299)	$(850,357)	*

Adjusted EBITDAX	$622,803	$687,513	$64,710	10%

	Six Months Ended June 30,		Amount of Increase	Percent
	2015	2016	(Decrease)	Change
Production data:
Natural gas (Bcf)	222	242	20	9%
C2 Ethane (MBbl)	—	2,662	2,662	*
C3+ NGLs (MBbl)	6,895	9,452	2,557	37%
Oil (MBbl)	889	949	61	7%
Combined (Bcfe)	269	320	52	19%
Daily combined production (MMcfe/d)	1,485	1,760	275	19%
Average prices before effects of derivative settlements:
Natural gas (per Mcf)	$2.51	$2.00	$(0.51)	(20)%
C2 Ethane (per Bbl)	$—	$7.68	$7.68	*
C3+ NGLs (per Bbl)	$20.06	$15.59	$(4.47)	(22)%
Oil (per Bbl)	$39.93	$28.36	$(11.57)	(29)%
Combined (per Mcfe)	$2.72	$2.12	$(0.60)	(22)%
Average realized prices after effects of derivative settlements:
Natural gas (per Mcf)	$4.12	$4.42	$0.30	7%
C2 Ethane (per Bbl)	$—	$7.68	$7.68	*
C3+ NGLs (per Bbl)	$22.66	$18.93	$(3.73)	(16)%
Oil (per Bbl)	$46.40	$28.36	$(18.04)	(39)%
Combined (per Mcfe)	$4.14	$4.05	$(0.09)	(2)%
Average Costs (per Mcfe):
Lease operating	$0.05	$0.07	$0.02	40%
Gathering, compression, processing, and transportation	$1.23	$1.29	$0.06	5%
Production and ad valorem taxes	$0.17	$0.11	$(0.06)	(35)%
Marketing, net	$0.17	$0.23	$0.06	35%
Depletion, depreciation, amortization, and accretion	$1.34	$1.22	$(0.12)	(9)%
General and administrative (before equity-based compensation)	$0.23	$0.21	$(0.02)	(9)%

*Not meaningful or applicable